Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: Mitzi S. Reynolds Phone: 804/330-1134 Fax: 804/330-1177 E-mail: mitzireynolds@tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR ANNOUNCES BOARD CHANGES

          RICHMOND, Va., Feb. 22, 2005 – Tredegar Corporation (NYSE:TG) announced upcoming changes to its board of directors. At its meeting on February 17, 2005, upon the recommendation of the Nominating and Governance Committee, the board nominated Horst R. Adam for election as a director for a three-year term expiring at the 2008 annual meeting of shareholders. The nomination will be voted on at Tredegar’s annual meeting of shareholders on April 28, 2005. Floyd D. Gottwald, Jr., Richard W. Goodrum and Phyllis Cothran will retire from the board effective as of the annual meeting on April 28, 2005. Mr. Gottwald and Mr. Goodrum have been members of the board since Tredegar was founded in 1989. Ms. Cothran has been a director since 1993. Upon these retirements and if Mr. Adam is elected by the company’s shareholders, Tredegar’s board membership will decrease from eleven to nine.

          Mr. Adam, 61, most recently served as president and CEO of Xoft microTube, Inc., a developer of miniature x-ray tubes used for cancer therapy based in Fremont, Calif. Other prior experience includes a variety of management positions primarily with therapeutic medical device companies, including president, CEO and COO of Indigo Medical, Inc., a developer of lasers for treatment of prostate disease, which was acquired by a subsidiary of Johnson & Johnson.

          Mr. Adam has a B.S. degree in business administration from the University of Idaho and an MBA from Washington State University.

          Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions. Tredegar is also developing and marketing bone graft substitutes through its Therics subsidiary.

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